EXHIBIT 99(a)(8)


As we have mentioned at many of the Q&As over the last few weeks, the Offer to Exchange documents we sent you on February 9th were pending Securities and Exchange Commission ("SEC") review. The SEC has provided us comments and attached you will find the updates that we have made in response to those comments. There is no change to the financial terms of the Offer; the changes are mainly additional information and some clarifications of certain sections.

Please take the time to review them and as always if you have any questions please call Nick Heyes (xxx xxx xxxx) or Tami Kamarauskas (xxx xxx xxxx).